EXHIBIT 10.5

             AMENDED AND RESTATED FIRM INTRASTATE SERVICE AGREEMENT


This Agreement is made and entered into as of the 12th day of March, 1996, by and between TRANSOK, INC., an Oklahoma corporation, hereinafter referred to as "TRANSPORTER" and "PUBLIC SERVICE COMPANY OF OKLAHOMA", an Oklahoma corporation, hereinafter referred to as "SHIPPER".

                                    RECITALS

A. TRANSPORTER and SHIPPER have previously entered into a certain Agreement dated July 21, 1981, which agreement was amended and restated on numerous occasions and most recently by that certain Agreement Dated July 21, 1981 as Amended and Restated Effective at 7:00 a.m.
January 1, 1994 (the "Prior Agreement").

B. The Prior Agreement obligated TRANSPORTER to transport all of SHIPPER's gas requirements for its electric generation plants in Oklahoma up to the maximum quantities stated therein until December 31, 2002.

C. Due to a substantial change in circumstances occurring since the date of the Prior Agreement, including the possibility that either TRANSPORTER will be sold by its parent company or TRANSPORTER will sell its transmission system, SHIPPER and TRANSPORTER desire to again amend and restate their contractual relationship, as hereinafter set forth.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto covenant and agree as follows.

                                    Article I
                                    Quantity

        1.1 TRANSPORTER agrees to deliver such quantities of gas as SHIPPER shall require at each of the Delivery Points described in Exhibit B, attached hereto, each day not to exceed the lesser of (a) a quantity which after reduction for the Company Use Charge is equal to the total of (i) the quantities of gas nominated at the Receipt Points by SHIPPER and confirmed by TRANSPORTER, which quantities (after an assumed reduction of 10% of the wellhead nominated Receipt Point quantities in recognition of projected wellhead shortfalls and any other changes in nominations at wellhead Receipt Points that operators make) are referred to as the "Confirmed Nomination Quantity", plus (i) the Imbalance Quantity (defined in Section 1.4 below) or (b) the Maximum Daily Quantity ("MDQ"), with "MDQ" meaning 546,000 MMBTU per day prior to

January 1, 1998. Effective January 1, 1998, "MDQ" shall mean the quantity designated by SHIPPER pursuant to Section 1.3 below. Prior to January 1, 1998, subject to the maximum daily delivery limitation described above, if required by SHIPPER, TRANSPORTER shall deliver up to 91,000 MMBTU per four (4) hour period but limited to the actual physical capacity under normal operating conditions and pressures on TRANSPORTER's system. On or after January 1, 1998, subject to the applicable maximum daily delivery limitation described above, if required by SHIPPER, TRANSPORTER shall deliver in any hour up to 1/16th of the sum of SHIPPER's Confirmed Nomination Quantity and the Imbalance Quantity.

1.2 SHIPPER shall arrange for the delivery to the Receipt Points of the Confirmed Nomination Quantity, plus quantities sufficient to cover the Company Use Charge. SHIPPER shall have the prior right to the daily capacity at each of the Receipt Points designated as a Primary Receipt Point on Exhibit "A" up to SHIPPER's maximum daily quantity for each such point as designated on Exhibit "A," PROVIDED, HOWEVER, SHIPPER's prior rights to such capacity shall not be construed to permit the utilization of such capacity on any day in amounts which collectively exceed the MDQ, adjusted upward for the Company Use Charge. SHIPPER may utilize for next day delivery nominations any other Receipt Points on TRANSPORTER's Intrastate Master Receipt Point List, attached hereto as Exhibit C, as "Secondary Receipt Points." Transportation from Secondary Receipt Point(s), when nominated according to the provisions herein, shall receive priority above any interruptible shippers using capacity at such point(s), but shall be subject to the capacity at such Secondary Receipt Point(s) not being committed to another firm shipper which (i) is using such capacity at the time of SHIPPER's nomination, or (h) nominates such capacity during the period of SHIPPER's nomination. Upon ten work days prior written notice to TRANSPORTER prior to a calendar month, SHIPPER may (i) change the quantities assigned to any Primary Receipt Point to the extent not otherwise committed to another firm shipper, or (ii) change a Secondary Receipt Point (excluding any "paper pool point" established pursuant to an agreement with a party providing for the aggregation of gas supplies on the system) to a Primary Receipt Point under this Agreement if no firm shipper has firm rights regarding the requested capacity at such Receipt Point; PROVIDED, HOWEVER, that no such change shall serve to increase the total quantity available to SHIPPER at all Primary Receipt Points above that designated on Exhibit "A." TRANSPORTER shall respond to SHIPPER within two work days after receipt of such requested change in Primary Receipt Points, and failure to respond within the required period shall be deemed approval of SHIPPER's request.

1.3 On or before July 1, 1997, SHIPPER shall have the right, by giving written notice to TRANSPORTER, to designate the MDQ effective as of January 1, 1998, at any quantity from 165,000 MMBTU per day to 255,000 MMBTU per day. The failure to give such notice shall be deemed to be a designation of 165,000 MMBTU per day. If SHIPPER elects a quantity greater than 165,000 MMBTU per day, then SHIPPER may increase its priority capacity rights at the Receipt Points up to the new MDQ; provided, however, that SHIPPER shall not appropriate capacity at any Primary Receipt Point dedicated to a firm shipper and SHIPPER may change Secondary Receipt Points to Primary Receipt Points in accordance with the provisions for changing Secondary Receipt Points to Primary Receipt Points specified in Section 1.2. The consideration for the option

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to increase the MDQ as provided above is $450,000, one-half of which ($225,000)
is payable upon the effective date of this Agreement, and the other one-half ($225,000) is payable July 1, 1997.

1.4 Prior to January 1, 1998, the term "Imbalance Quantity," when used herein, shall mean 75,000 MMBTU per day and after January 1, 1998, it shall mean 55,000 MMBTU per day. Notwithstanding any other provision of this Agreement (other than Section XII of Exhibit E), and without nomination, SHIPPER shall have the right in any day of the term hereof to receive from TRANSPORTER at the Delivery Points a quantity of gas in excess of the Confirmed Nomination Quantity on such day as SHIPPER shall require at the Delivery Points, such excess quantities being limited daily to the Imbalance Quantity. SHIPPER shall also have the right to deliver to TRANSPORTER at the Receipt Points in any day a quantity in excess of the volume required by SHIPPER for delivery at the Delivery Points, not to exceed the Imbalance Quantity adjusted upward for the Company Use Charge. Unless authorized by TRANSPORTER pursuant to Section 4.1 hereof, the rights of SHIPPER as described in this Section 1.4 shall not be construed to increase the MDQ at the Delivery Points or the quantity limitations at any Primary Receipt Points.

1.5 Notwithstanding any other provision hereof (other than Section XII of Exhibit E and Section 1.6), SHIPPER can require delivery of gas to Delivery Points in excess of any volume limitations hereunder on ten (10) days during calendar year 1996 and ten (10) days during calendar year 1997 without any fee or penalty resulting therefrom, provided that TRANSPORTER has the available physical capacity.

1.6 TRANSPORTER shall not under any circumstances be obligated to deliver quantities in excess of the Allowed Quantity (defined in Section 4.1 below) on any day if such delivery would create or increase a Negative Imbalance (defined in Section 5.2) for that day.

                                   Article II
                                      Term

2.1 This Agreement shall be effective on the first to occur of (i) the effective date of the sale of the TRANSPORTER's transmission system, (ii) the effective date of the sale of 100% of the stock of TRANSPORTER by its parent or (iii) 7:00 a.m. January 1, 1998, and shall continue to 7:00 a.m. January 1, 2003. If the effective date of the sale of TRANSPORTER stock or transmission system is not on the first day of a month, then this Agreement will be effective 7:00 a.m. on the first day of the next following month.

                                   Article III
                                Rates and Charges

3.1 In consideration of the services to be performed by TRANSOK hereunder, SHIPPER agrees to pay TRANSPORTER $2,545,000.00 each month through December 1997. Each month during the remainder of the term, SHIPPER shall pay TRANSPORTER a (i) Reservation Charge for

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transportation service computed at $5.17 multiplied by the number of MMBTU in the MDQ, and (ii) Commodity Charge of $0.16 multiplied by each MMBTU actually delivered to the Delivery Points during such month. In addition to the monthly charges referred to above in this Section 3.1, SHIPPER agrees to pay TRANSPORTER each month, during the term of this Agreement the following Rates and Charges:

        1) a Company Use Charge (measured as a reduction in MMBTU delivered to SHIPPER) equal to the actual compressor fuel charge plus one-half percent (0.5%) of volumes received as a fixed allocation of quantities presumed to be lost-and- unaccounted for gas,

        2)      overrun charges as described in Article IV,

        3) the cash out value of the Daily Financial Imbalance, as described in Section 5.3,

        4)      the costs billable to SHIPPER pursuant to Article IX hereof, and

        5) such other charges or credits permitted or required by the terms of this Agreement.

3.2 If TRANSPORTER fails to deliver quantities of gas on any day that it is required to deliver hereunder for any reason up to the MDQ, including without limitation force majeure events described in Section XII of Exhibit "E", then a portion of the monthly charge shall be refunded to SHIPPER. Such refund amount shall be $0.33 before January 1, 1998 and $0.17 on and after January 1, 1998 multiplied by such quantities as TRANSPORTER shall have failed to deliver, provided that such refund shall be 50% of the calculated amount when Section XII of Exhibit E is in effect. Such refundable amount may be set off against any amounts due TRANSPORTER under this Agreement unless the invoices delivered to SHIPPER reflect an appropriate credit. Any such refund of charges shall not limit or affect any other remedies of SHIPPER.

3.3 If TRANSPORTER is the successful bidder for any portion of the transportation capacity in excess of 165,000 Mcf/d being offered by SHIPPER by competitive bid pursuant to Oklahoma Corporation Commission Order No. 390696, and such successfully bid service is determined to be "comparable transportation services" as such phrase is used in Paragraph 5 of the Joint Settlement approved in such order, then the rates and charges provided for herein for the period after December 31, 1997 shall be adjusted as of the date required by such Order to equal the average per unit cost applicable to such bid service. The foregoing portions of this Section 3.3 shall not be effective if paragraph 5 of the Joint Settlement approved in Order No. 390696 ceases to be effective regarding SHIPPER's ability to recover TRANSPORTER's costs.

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                                   Article IV
                                 Overrun Charges

4.1 AUTHORIZED OVERRUNS. TRANSPORTER will, at the request of SHIPPER, transport and deliver on any day quantities in excess of the then applicable quantity specified in Section 1.1 (the "Allowed Quantity") when, and to the extent, in TRANSPORTER's reasonable judgment, the delivery capacity of its system so permits without impairing the ability of TRANSPORTER to meet its obligations to any other scheduled services. If SHIPPER requests excess deliveries and TRANSPORTER fails to respond, the additional deliveries shall be deemed authorized. The Charge for such service ("authorized overruns") shall be $0.33 per MMBTU. Such overrun deliveries shall not interrupt any other firm service and shall have the same priority of other dedicated interruptible shippers on TRANSPORTER's system.

4.2 UNAUTHORIZED OVERRUNS. Should deliveries to SHIPPER exceed the Allowed Quantity on any given day and such excess quantities taken by SHIPPER are not authorized or deemed to be authorized under Section 4.1, TRANSPORTER shall charge and SHIPPER shall pay $0.33, plus the Index Price (defined in Section 5.3), per MMBTU, as modified by the Index Factors set forth below, for such excess quantities:

           QUANTITIES                                     INDEX FACTOR

    Up to Allowed Quantity plus 5,000                           $0
    Allowed Quantity plus 5,001
           to Allowed Quantity plus 15,000           greater of $5 or 2X Index
    Allowed Quantity plus 15,001
           to Allowed Quantity plus 25,000           greater of $10 or 3X Index
    Above Allowed Quantity plus 25,001               greater of $15 or 4X Index

4.3 The payment of any fee or penalty under this Article IV shall not relieve SHIPPER from any obligations set forth in Article V below.

4.4 Nothing in this Article IV shall be deemed to be inconsistent with or limit in any way the right of SHIPPER under Section 1.5 hereof.

                                    Article V
                                   Imbalances

5.1 It is recognized that because of Section 1.4 and because of dispatching and other variations operational imbalances will occur between the quantities of gas delivered hereunder to TRANSPORTER by or for the account of SHIPPER and the quantities of gas delivered hereunder by TRANSPORTER. Such imbalances shall be corrected in accordance with the following terms.

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5.2 If the thermal content of the volumes actually received by TRANSPORTER, as measured by billing meters, for the account of SHIPPER, less Company Use Charge quantities, is more or less than the thermal content of the volumes actually delivered at all Delivery Points, such conditions shall be referred to as a "Positive Imbalance" or "Negative Imbalance" respectively.

5.3 TRANSPORTER shall issue on the 10th work day of the month following each production month a written notice to SHIPPER setting forth the Daily Financial Imbalance for each day of the preceding month, with the Daily Financial Imbalance being calculated according to the following chart, with each tiered increment of the Imbalance Level being "cashed out" at the respective premium, if any, above or discount below, if any, the Index Price, as indicated:

IMBALANCE LEVEL IN MMBTUS     NEGATIVE IMBALANCE          POSITIVE IMBALANCE
       (plus or minus)

0 to 5000                     Index Price                 Index Price
5001 to 15,000                Index Price + $.05          Index Price - $.05
15,001 to 30,000              Index Price + $.40          Index Price - $.40
(greater than)30,000          Index Price + $1.20         Index Price - $1.20
                                                          (but not less than $0)

The Index Price for determining the Daily Financial Imbalance each day will be determined by adding the following four prices from the Oklahoma indices in the Daily Price Summary as published by Pasha Publications, Inc. in GAS DAILY and dividing the sum thereof by four: (i) the high for NorAm (North/South), (ii) the low for NorAm (North/South), (iii) the high for PEPL, and (iv) the low for PEPL. The price for each day will be determined by the next GAS DAILY edition that lists prices for such day. The price for each day for which prices are not listed by GAS DAILY (E.G., holidays, Saturdays and Sundays) shall be prices for the last day preceding such day for which GAS DAILY listed prices. For example, the prices for Saturday and Sunday will typically be the prices for the preceding Friday as published in the Monday edition of GAS DAILY. Should the GAS DAILY report be discontinued or materially modified, its successor shall be used or in the absence of a successor, the parties will meet to select a new publication that enables calculation of an index price most closely comparable to the report previously used. In the event the parties do not reach agreement, the successor shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

SHIPPER shall owe TRANSPORTER the Daily Financial Imbalance resulting for each day there is a Negative Imbalance and TRANSPORTER shall owe SHIPPER the Daily Financial Imbalance resulting for each day there is a Positive Imbalance. The report generated by TRANSPORTER pursuant to this Section 5.3 shall reflect the net result of offsetting the amounts due for each day that month by SHIPPER and TRANSPORTER to the other and set forth the net amount due by the party that owes. SHIPPER and TRANSPORTER agree to make payments in settlement each month of the cash amount due. Any retroactive adjustments or reallocations will be settled at the Index Price (without premium or discount) for the relevant day to which the adjustment or reallocation pertains.

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All such amounts due and any adjustments or reallocation thereof shall be reflected as a debit or credit to the monthly charges as described in Section
3.1 hereof.

5.4 In addition to information furnished pursuant Exhibit E and that which may be available to SHIPPER through electronic data links, TRANSPORTER shall provide SHIPPER daily written reports on work days (with Monday's report reflecting the information for the preceding Friday and weekend) of the estimated quantity actually received at the Receipt Points and estimated quantity actually delivered at the Delivery Points for the preceding day, as such quantities are measured through TRANSPORTER's measurement equipment, which includes the real time SCADA measurement, and daily projections that are performed by TRANSPORTER's personnel on Receipt Points where real-time measurement does not exist. The reports of TRANSPORTER's projections where real-time data is not available shall be made using current month chart information and historical flow information that is projected forward through the current date and through the end of the month. TRANSPORTER shall not assess a premium or discount to the Index Price if SHIPPER's failure to take corrective action is (a) caused by force majeure conditions on TRANSPORTER's system as defined in Section XII of Exhibit "E," or (b) by TRANSPORTER's inability or failure to provide the notifications required by this Section 5.4 and Exhibit "E," or (c) to extent the imbalances are caused by or not corrected because of inaccurate information provided by TRANSPORTER.

                                   Article VI
                                No-Notice Service

The service provided hereunder shall be firm and without interruption during the entire term of this Agreement. In addition, the service for the movement of the Imbalance Quantity shall be available on a "no-notice" basis, allowing SHIPPER to receive unscheduled quantities of natural gas at the Delivery Points for the daily and hourly swings related to the generation of electricity. TRANSPORTER represents and warrants, except as noted below, that the transportation service to be provided hereunder is TRANSPORTER's highest priority firm service and that the capacity required for the performance hereof is not dedicated to any other party nor subject to interruption or curtailment for any reason not specifically permitted by the terms of this Agreement, provided, that SHIPPER's priority status in any Secondary Receipt Point which has been converted to a Primary Receipt Point in accordance with the Agreement shall, with respect to the capacity of such Receipt Point, be equal to that of any existing firm SHIPPER holding capacity at such Receipt Point. In addition, SHIPPER recognizes that TRANSPORTER is subject to FERC's orders on curtailment of firm service which is specified at 54 FERC 61,229 and 656 FERC 61,275. TRANSPORTER shall not be liable to SHIPPER for curtailment of SHIPPER in accordance with such orders to the extent they continue to apply.

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                                   Article VII
                            General Terms and Notices

The General Terms and Conditions attached hereto as Exhibit "E" are hereby incorporated into this Agreement and made a part hereof for all purposes. Notices under this Agreement are to be made to the persons designated by each party on Exhibit "D," hereby incorporated into this Agreement, until each party designates other persons to receive such notices.

                                  Article VIII
                              Government Regulation

8.1 Each Parties' rights and obligations hereunder shall be subject to all valid laws and regulations which may be lawfully applicable to it.

8.2 Nothing in this Agreement contained shall be construed as constituting TRANSPORTER as a common carrier.

                                   Article IX
                             Administrative Services

9.1 The parties acknowledge that SHIPPER is a party to certain gas purchase contracts and other contracts all as more particularly identified on Exhibit F attached hereto. Pursuant to the Prior Agreement, TRANSPORTER has performed certain functions, as therein described, acting as SHIPPER's "Gas Supply Administrator". The parties desire that TRANSPORTER continue to perform certain administrative and other functions related to the Exhibit F contracts (including all existing amendments thereto and amendments that are compelled by such contracts), all as hereafter described in this Article IX.

9.2 It is the intention of SHIPPER that the obligations of each of such Exhibit F contracts shall be fully and completely performed by SHIPPER and by each other party bound by such contracts. TRANSPORTER agrees that an adequate number of employees shall be assigned to the administration of such contracts consistent with SHIPPER's objective of assuring full and complete performance and that such employees be experienced in the administration of such contracts and in the performance of the duties assigned to TRANSPORTER hereunder.

9.3 TRANSPORTER shall perform the following duties and functions consistent with the terms of this agreement and such supplemental instructions as are provided, in writing, by SHIPPER from time to time:

        (a) By the 10th work day of each month, SHIPPER shall advise TRANSPORTER of the total quantity of gas which SHIPPER desires to purchase from all of the gas purchase contracts covered hereby in the next ensuing production month. On the basis of such information,

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TRANSPORTER shall nominate from individual wells or other sources of supply, consistent with the terms of the relevant gas purchase contracts and TRANSPORTER's nomination and allocation requirements. If the total quantity designated by SHIPPER is less than the total available deliverability from all such wells and sources of supply, TRANSPORTER shall allocate and nominate such quantity from individual wells or other sources of supply in the manner best calculated to meet SHIPPER's minimum purchase obligation applicable to such well or source of supply for the Accounting Year or other period designated by the applicable contract. At such time as TRANSPORTER believes such minimum purchase obligation has been fulfilled, it shall discontinue purchases from such well or other source of supply for the balance of the Accounting Year (or other designated period) unless the continuation of purchases is required by applicable laws, rules or regulations of regulatory authorities having jurisdiction or it is otherwise instructed, in writing, by SHIPPER.

        (b) TRANSPORTER agrees to provide to each party selling gas to SHIPPER an appropriate "Owner Gas Statement" in accordance with SHIPPER's historical accounting practice and to pay for all gas actually delivered to SHIPPER and all taxes and royalties thereon in accordance with the terms of the applicable gas purchase contracts, division orders, and applicable laws, rules and regulations. TRANSPORTER shall further pay such third party transportation fees and other charges required pursuant to the terms of any agreement described on Exhibit F. TRANSPORTER's checks in payment of such amounts shall be reflected in the monthly invoice to SHIPPER described in Section 3.1 hereof and shall be paid by SHIPPER in accordance with the terms of this Agreement. Any retroactive adjustment affecting such payments shall be billed or credited to SHIPPER, as appropriate, on such monthly invoice at the earliest practicable date after such adjustment has been made.

        (c) TRANSPORTER shall schedule and conduct deliverability tests in accordance with the terms of the gas purchase contracts for which such tests are being conducted. Every well or other source of supply for which a deliverability test is contemplated by the applicable gas purchase contract shall be tested at least four times per "Accounting Year" or "Contract Year" as defined in the applicable contract. In the absence of a defined Accounting Year or Contract Year, TRANSPORTER shall seek instructions from SHIPPER concerning the frequency of required testing. Unless required by the terms of the relevant contract, however, such testing shall not occur more frequently than four times per year. SHIPPER shall advise each relevant contracted party of the results of such test in accordance with the terms of the applicable gas purchase contract.

        (d) TRANSPORTER shall monitor the quality and BTU content of the gas purchased under such gas purchase contracts. TRANSPORTER shall inform SHIPPER when such gas fails to meet the quality requirements of the applicable gas purchase contract but shall not reject such gas for the account of SHIPPER unless TRANSPORTER shall receive written instructions from SHIPPER concerning such rejection. Nothing herein shall be inconsistent with the rights of TRANSPORTER to reject gas which does not meet the quality requirements applicable to the transportation of such gas by TRANSPORTER pursuant to the terms of this Agreement.

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        (e) TRANSPORTER agrees to monitor and notify, in accordance with the terms of the applicable contract, appropriate parties under each Exhibit F contract of any force majeure condition affecting SHIPPER's obligations under such contract, provided that TRANSPORTER shall not be obligated to make such notification of a force majeure event not affecting TRANSPORTER's system unless TRANSPORTER has actual knowledge of such event.

        (f) TRANSPORTER agrees to promptly provide notice to SHIPPER by facsimile transmission of any communication whether oral or in writing of any material complaint, claim or assertion by any party concerning SHIPPER's performance of any Exhibit F contract or of any attempted cancellation, price redetermination or other pricing action or any other material action by a party to any such contract. TRANSPORTER shall cooperate with SHIPPER in the analysis and investigation thereof. If such complaint, claim or assertion involves the failure of SHIPPER to purchase the minimum volume of gas required by the terms of any such contract, TRANSPORTER will, upon the written request of SHIPPER, promptly prepare calculations in accordance with SHIPPER's instructions.

        (g) TRANSPORTER shall inform SHIPPER, in writing, with respect to any express contractual right or option which may be exercised by or available to SHIPPER in adequate time to exercise such contractual right or option in accordance with the terms of the applicable contract, including, but not limited to the right to cancel or terminate any contract, to reduce the applicable contract price or to disconnect or discontinue purchases from any well. TRANSPORTER shall also promptly provide SHIPPER with any information available to TRANSPORTER concerning the performance, failure to perform or other action of any other party to any Exhibit F contract which might give rise to a claim, contractual remedy or other action by SHIPPER with respect to such party. Unless specifically so instructed by SHIPPER, in writing, TRANSPORTER shall take no further action on SHIPPER's behalf with respect to such matters.

        (h) Notwithstanding its record retention policy, TRANSPORTER agrees to retain all files currently in existence on the date of this Agreement pertaining to any contract between SHIPPER and any other party and turn over to SHIPPER promptly after the expiration or termination of TRANSPORTER's administrative functions pursuant to this Article IX the original of all such files, including but not limited to such contract files, correspondence files, and well files as SHIPPER shall request. For the purposes hereof a copy of any file on Viewstar or comparable system shall suffice if the original file is not otherwise available. TRANSPORTER may retain copies of such non-confidential files as it shall deem necessary or appropriate. Until turned over to SHIPPER, TRANSPORTER agrees to maintain all such files in a current status consistent with sound business practice and to promptly provide SHIPPER, or SHIPPER's legal counsel with copies of such files as SHIPPER shall request. During the term of this administration agreement (set forth in Section 9.9) and for a reasonable time thereafter, TRANSPORTER agrees to reasonably cooperate with SHIPPER and its legal counsel in the administration or supervision of the administration of Exhibit F contracts and in the prosecution or defense of any litigation or potential litigation involving any contract (including the Exhibit F contracts) for which TRANSPORTER has relevant information

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including, without limitation, providing access during normal business hours to files, reports, electronic data, microfilm and to such of TRANSPORTER's personnel as shall have relevant information concerning the matter in dispute. SHIPPER agrees to compensate TRANSPORTER for the reasonable cost of copying any document or file requested by SHIPPER or its legal counsel.

9.4 To facilitate communications between the parties concerning TRANSPORTER's functions under this Article IX, each party shall designate, in writing, two persons who shall be the primary contacts with respect to any issue arising under this Article. TRANSPORTER shall, through the primary contacts, have the right to seek written instruction from SHIPPER with respect to any issue or matter involving or necessary to the administration of any Exhibit F contract. Such written instructions shall be promptly provided and TRANSPORTER shall comply with and may fully rely on any written instructions so received.

9.5 TRANSPORTER expressly acknowledges that for the purposes of this Article IX it is acting in the capacity of an independent contractor and that it has no power or authority to execute agreements on behalf of SHIPPER or otherwise bind SHIPPER to any obligation or duty whatsoever. TRANSPORTER agrees that it will not make any representation to any person inconsistent with this Section 9.5 and will fully disclose the absence of such power or authority if required under the circumstances. If requested so to do by SHIPPER, TRANSPORTER will send to all parties to the Exhibit F contracts a notification, prepared by SHIPPER, describing TRANSPORTER's duties and limitations as described in this Article.

9.6 TRANSPORTER shall fully disclose to SHIPPER any conflict of interest or potential for a conflict of interest in the administration of the Exhibit F contracts, including, but limited to, its ownership, control or affiliation with any party to an Exhibit F contract or with any person having an economic interest in production or services covered by any such contract. Contractual relationships with a party to an Exhibit F contract providing for the sale and purchase of goods and services unrelated to the Exhibit F contracts will not be deemed to create a potential conflict of interest.

9.7 TRANSPORTER will upon written request of SHIPPER promptly prepare and provide to SHIPPER reports of remaining contracted reserves then covered by any Exhibit F contract.

9.8 SHIPPER shall have the right, at any time, and from time to time, to terminate TRANSPORTER's duties and obligations under this Article with respect to any one or more of the Exhibit F contracts, effective at 7:00 a.m. on the first day of any month preceding January, 1998, by providing TRANSPORTER at least thirty (30) days prior written notice of its election so to do. Any such election by SHIPPER shall not reduce the payments due to TRANSPORTER under
Section 3.1. With respect to any Exhibit F contract still being administered by TRANSPORTER, TRANSPORTER's duties and obligations under this Article shall automatically expire following the performance of all duties and obligations hereunder for the production month of December, 1997 but no later than 7:00 a.m. February 1, 1998.

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9.9 SHIPPER shall indemnify and hold TRANSPORTER harmless from all costs, losses and damages (including without limitation reasonable attorney's fees) arising from or related to the performance of the obligations herein to the extent they are in accordance with the terms of this Article IX or with specific written instructions from SHIPPER. TRANSPORTER shall indemnify and hold SHIPPER harmless from all costs, losses and damages (including without limitation, reasonable attorney's fees) arising from or related to actions by TRANSPORTER related to the Exhibit F contracts which are not authorized under this Article IX or by SHIPPER's specific written instructions or which are inconsistent with TRANSPORTER's obligations hereunder.

                                    Article X
                                  Miscellaneous

10.1 The parties hereto agree there are no agreements, representations (oral or otherwise), or covenants of any kind or type whatever not contained herein which form a part of this Agreement, which exist with respect to the subject matter of this Agreement or which form a condition to execution of this Agreement. All prior representations, negotiations, and agreements leading to this Agreement, and not set forth herein, are hereby agreed to be null and void.

10.2 The failure of either party hereto to exercise any right granted hereunder shall not impair nor be deemed as a waiver of such party's privilege of exercising such right at any subsequent time or times.

10.3 No modification or amendment to this Agreement shall be effective, unless such modification or amendment is in writing and signed by duly authorized representatives of both parties.

10.4 The headings and subheadings contained in this Agreement are used solely for convenience and shall not constitute a part of the Agreement between the parties, or be used or aid in any manner, in construing the terms of this Agreement.

10.5 Should any conflict appear or exist between this Agreement and its Exhibits, this Agreement shall govern.

10.6 Any quantities of gas transported by TRANSPORTER for SHIPPER to the Delivery Points herein pursuant to Section 311 of the NGPA shall be governed by separate transportation agreements between the parties and, at the election of SHIPPER, the quantities actually transported thereunder shall count toward the MDQ. The transportation service shall be provided on a nondiscriminatory basis, consistent with FERC regulations and orders. If quantities of gas shipped under
Section 311 are treated as a portion of the MDQ hereunder, the commodity fee per MMBTU paid for such Section 311 transportation shall be credited against the Reservation Charge under Section 3.1 hereof only to the extent the rate for such
Section 311 service exceeds SHIPPER's Commodity Charge in Section 3.1 hereof and then only for the amount exceeding the Commodity

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Charge. Any daily imbalance quantities created under the agreements for Section
311 service shall be combined with any imbalance quantities created under this Agreement and cashed out in the same manner as though received and delivered hereunder.

10.7 The parties stipulate and agree that this Agreement shall be deemed and considered for all purposes as prepared through the joint efforts of the parties, and shall not be construed against one party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof.

10.8 THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

10.9 It is understood and agreed that there shall be no third-party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable rights in anyone who is not a party or a successor or assignee of a party hereto.

10.10 This Agreement may not be assigned by either party without the prior written consent of the other party. The assignment of this Agreement to an affiliate of a party hereto or to a third party who is acquiring all or substantially all of the assets of the party hereto shall not be prohibited provided the assignee has assumed in writing all obligations of the assignor hereunder. Any assignment in accordance with the above shall extend to and be binding upon the successors and assigns of the parties hereto.

10.11 TRANSPORTER and SHIPPER hereby consent and agree to either the District Court of Tulsa County, State of Oklahoma, or the United States District Court for the Northern District of Oklahoma as the exclusive jurisdiction for any proceeding brought in connection with this Agreement.

10.12 The parties agree that to the extent any payments required by Article IV or Article V may be later interpreted as liquidated damages, each party agrees that (i) it would be impractical or extremely difficult to determine the actual damages sustained by the party to receive the payment, (ii) the charges herein are not disproportionate to the probable actual harm, and (iii) such charges are not penalties as disallowed under Oklahoma law.

                                       13

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate originals as of the date first herein above written.

ATTEST:                                     TRANSOK, INC.
                                            ("TRANSPORTER")


/S/ MICHAEL D. PALMER                       /S/ GLENN R. POWELL
Assistant Secretary                         Title:


ATTEST:                                     PUBLIC SERVICE COMPANY OF
                                            OKLAHOMA ("SHIPPER")



/S/ FREDERIC L. FRAUHER                     /S/ SCOTT WIEDERMAN
Secretary                                   Authorized Agent




Exhibit A - Primary Receipt Points
Exhibit B - Delivery Points
Exhibit C - Master Receipt Point List
Exhibit D - Notices
Exhibit E - General Terms and Conditions
Exhibit F - Gas Contracts

                                       14

                                    AMENDMENT

This agreement is made and entered into as of the 6th day of June, 1996 by and between TRANSOK, INC., an Oklahoma corporation, hereinafter referred to as "TRANSPORTER" and PUBLIC SERVICE COMPANY OF OKLAHOMA, an Oklahoma corporation, hereinafter referred to as "SHIPPER".

                                    RECITALS

WHEREAS, TRANSPORTER and SHIPPER have previously entered into that certain AMENDED AND RESTATED FIRM INTRASTATE SERVICE AGREEMENT dated March 12, 1996, and

WHEREAS, the parties now desire to amend said agreement in the manner hereinafter set forth:

NOW, THEREFORE, in consideration of the mutual benefits accruing to each of the parties, the receipt and adequacy of which is hereby acknowledged, it is agreed the AMENDED AND RESTATED FIRM INTRASTATE SERVICE AGREEMENT dated March 12, 1996 shall be amended as follows:

1. By adding to Exhibit F thereto the following two (2) additional contracts as number "928" and "929" respectively:

CONTRACT NUMBER           SELLER NAME                  CONTRACT DATE
02 IND 002                INDIAN OIL COMPANY              7/30/92
02 GTC 001                NIMROD NATURAL GAS CORP.        9/25/77

2. It is understood by the parties the sale of 100% of the stock of TRANSPORTER by its parent will occur on June 6, 1996. If such sale shall occur on June 6, 1996 or on any date prior to June 30, 1996, it is agreed Section 2.1 shall be deleted in its entirety and the following substituted in lieu thereof:

        "2.1 This agreement shall be effective at 7:00 a.m. on the first day of June, 1996. Notwithstanding the provisions of Article V hereof, for the period from the effective date of this agreement to the effective date of sale of 100% of the stock of TRANSPORTER by its parent, TRANSPORTER shall not assess a premium or discount to the Index Price in the calculation of the Daily Financial Imbalance. TRANSPORTER further agrees to waive all overrun charges or other penalties for such period."

The Foregoing amendments shall be effective upon the effective date of the agreement being hereby amended.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed in duplicate originals as of the date first hereinabove written.

TRANSOK, INC.

/S/ RICHARD ZIEREN
TITLE: Vice President and General Counsel


PUBLIC SERVICE COMPANY OF
OKLAHOMA

/S/ JAMES L. WRIGHT
Title: Director, CSW Fuel Services

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